EXHIBIT 99.1

News

MGE Energy Increases Dividend for 41st Consecutive Year

Madison, Wis., Aug. 19, 2016—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend rate to $0.3075 per share on the company's common stock. The dividend is payable Sept. 15, 2016, to shareholders of record Sept. 1, 2016. This increase raises the annual dividend rate by 5 cents from $1.18 per share to $1.23 per share.

"MGE Energy remains committed to building upon its financial strength and providing solid returns to shareholders," said Gary Wolter, MGE Energy's chairman, president and CEO. "Our customer-focused business model has supported payment of dividends to our shareholders for over one hundred years."

MGE Energy has increased shareholder dividend payouts annually for 41 consecutive years

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 146,000 customers in Dane County, Wis., and purchases and distributes natural gas to 152,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Dana Brueck

Corporate Communications Manager

608-252-7282 | dbrueck@mge.com